Exhibit 10.23

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 15th  day of May, 2002, by and among MAIN STREET BANK, a Georgia bank (hereinafter, the “Bank”), and JOHN T. MONROE (hereinafter, “Executive”), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

WHEREAS, the Bank desires to employ Executive and Executive is willing to provide services to the Bank in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Effective Date.  The effective date of this Agreement (the “Effective Date”) will be May 15, 2002.  This Agreement is subject to the condition that as of the Effective Date the Executive shall have terminated his employment with his previous employer and shall enter into the employment set forth herein.

2.             Employment.  Executive is hereby employed on the Effective Date as Chief Credit Officer of the Bank.  In such capacity, Executive shall have such responsibilities commensurate with such positions as set forth in the bylaws of the Bank and as shall be assigned to him by the Board of Directors, the Chief Executive Officer or the Chief Operating Officer of the Bank.  Executive will report directly to the Chief Operating Officer of the Bank.

3.             Employment Period.  Unless earlier terminated herein in accordance with Section 6 hereof, Executive’s employment shall be for a two year term (the “Employment Period”), beginning on the Effective Date.  Beginning on the first anniversary of the Effective Date and on each anniversary of the Effective Date, the Employment Period shall, without further action by Executive or the Bank, be extended by an additional one-year period; provided, however, that either party may, by notice to the other, cause the Employment Period to cease to extend automatically.  Upon such notice, the Employment Period shall terminate upon the expiration of the then-current term, including any prior extensions.  If the Bank causes the Employment Period to cease to extend automatically then, in the absence of Cause (as defined in Section 6(b)), such action shall constitute a termination without Cause and Executive shall be entitled to severance as set forth in Section 7(a).

4.             Extent of Service.  During the Employment Period, and excluding any periods of vacation to which Executive is entitled, Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder; provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Bank, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities under this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities hereunder.

5.             Compensation and Benefits.

(a)           Base Salary.  During each year of the Employment Period, the Bank will pay to Executive annual base salary in the amount equal to U.S. $160,000 (“Base Salary”), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Bank’s payroll practices from time to time.  The Compensation Committee of the Board of Directors of the Bank shall review Executive’s Base Salary annually and in its sole discretion, subject to approval of the Board of Directors of the Bank, may increase Executive’s Base Salary from year to year; provided that annual increases of at least 3%, intended to approximate cost of living increases, shall be automatic.  The annual review of Executive’s salary by the Board will consider, among other things, Executive’s own performance and the performance of the Bank, as well as any recommendations of an outside consulting firm that may be engaged by the Bank, from time to time, to evaluate management compensation.

(b)           Incentive, Savings and Retirement Plans.  During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Bank (“Peer Executives”), and on the same basis as such Peer Executives.

(c)           Welfare Benefit Plans.  During the Employment Period, Executive and Executive’s family shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Bank (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) to the extent applicable generally to Peer Executives.

(d)           Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Bank to the extent applicable generally to Peer Executives.

(e)           Fringe Benefits.  During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Bank in effect for Peer Executives.  Without limiting the foregoing, during the Employment Period, Executive shall be provided a car allowance or a Bank-owned car of a model appropriate to his position, as determined by the Compensation Committee of the Board of Directors of the Bank.

6.             Termination of Agreement.

(a)           Death, Retirement or Disability.  Executive’s employment shall terminate automatically upon Executive’s death or Retirement during the Employment Period.  For purposes of this Agreement, “Retirement” shall mean normal retirement as defined in the Bank’s then-current retirement plan, or if there is no such retirement plan, “Retirement” shall mean voluntary termination after age 65 with ten years of service.  If the Bank determines in good faith that the Disability of Executive has occurred during the

Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the inability of Executive, as determined by the Board, to substantially perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.  At the request of Executive or his personal representative, the Board’s determination that the Disability of Executive has occurred shall be certified by two physicians mutually agreed upon by Executive, or his personal representative, and the Bank.  Failing such independent certification (if so requested by Executive), Executive’s termination shall be deemed a termination by the Bank without Cause and not a termination by reason of his Disability.

(b)           Termination by the Bank.  The Bank may terminate Executive’s employment during the Employment Period with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)            the willful and continued failure of Executive to perform substantially Executive’s duties with the Bank (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer, the Chief Operating Officer or the Board of Directors of the Bank which specifically identifies the manner in which such officer or the Board believes that Executive has not substantially performed Executive’s duties, or

(ii)           the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Bank; or

(iii)          a requirement by any state or federal authority regulating the Bank that Executive be removed from his office.

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Bank and its shareholder and subsidiaries.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank, its shareholder and subsidiaries.  The cessation of employment of Executive under subparagraph (i) or (ii) above shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board of Directors of the Bank at a meeting of such Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)           Termination by Executive.  Executive’s employment may be terminated by Executive for “Good Reason” as defined below.  For purposes of this Agreement, “Good Reason” shall mean:

(i)            without the written consent of Executive, a change in Executive’s status, title, position or responsibilities (including reporting responsibilities) which, in Executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect at the Effective Date or, if greater, at any time thereafter; the assignment to Executive of any duties or responsibilities which, in Executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at the Effective Date or, if greater, at any time thereafter; or any other change in condition or circumstances that in Executive’s reasonable judgment makes it materially more difficult for Executive to carry out the duties and responsibilities of his then-existing office; provided that Good Reason under this subparagraph (i) excludes an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by Executive;

(ii)           a reduction, without the written consent of Executive, in Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time, or any failure to pay Executive any compensation or benefits to which he is entitled within five (5) days of the date due;

(iii)          the failure by the Bank (a) to continue in effect (without reduction in benefit level and/or reward opportunities) any compensation or employee benefit plan in which Executive participated as of the Effective Date, or at any time thereafter, that is material to Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (b) to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive’s participation therein relative to other participants; or

(iv)          the Bank’s requiring Executive, without his consent, to be based at any office or location other than in the Atlanta, Georgia metropolitan area;

(v)           the insolvency or the filing by any party, including the Bank or any of its subsidiaries, of a petition for bankruptcy of the Bank or any such subsidiary, which petition is not dismissed within sixty (60) days;

(vi)          any failure by the Bank to comply with and satisfy Section 14(c) of this Agreement;

(vii)         any purported termination by the Bank of Executive’s employment otherwise than as expressly permitted by this Agreement; or

(viii)        the material breach by the Bank of any provision of this Agreement.

Good Reason shall not include Executive’s death or Disability.  Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(d)           Notice of Termination.  Any termination by the Bank for Cause, or by Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(f) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the termination date.  If a dispute exists concerning the provisions of this Agreement that apply to Executive’s termination of employment, the parties shall pursue the resolution of such dispute with reasonable diligence.  Within five (5) days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

(e)           Date of Termination.  “Date of Termination” means (i) if Executive’s employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (ii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case may be.  If Executive’s employment is terminated because of the Bank’s action to stop the automatic extension of the Employment Period other than for Cause then the Date of Termination shall be the date of expiration of the then-current term of the Employment Period.

7.             Obligations of the Bank upon Termination.

(a)           Termination by Executive for Good Reason; Termination by the Bank Other Than for Cause; Cessation of Automatic Extension by Bank Other Than for Cause.  If, during the Employment Period, the Bank shall terminate Executive’s employment other than for Cause, or Executive shall terminate employment for Good Reason, or the Bank shall stop the automatic extension of the Employment Period other than for Cause, then:

(i)            the Bank shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A.            the sum of (1) Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) Executive’s target annual bonus for the year in which the Date of Termination occurred (the “Target Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any accrued vacation pay to the extent not theretofore paid, and (4) unless Executive has elected a different payout date in a prior deferral election, any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”);

B.            the amount equal to two times the sum of (1) Executive’s Base Salary in effect as of the Date of Termination, and (2) the Target Annual Bonus;

(ii)           for two years after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Bank shall continue benefits to Executive and/or Executive’s family at least equal to those which would have been provided to them in accordance with the Welfare Plans described in Section 5(c) of this Agreement if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other Peer Executives and their families, provided, however, that if Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and

(iii)          all of Executive’s outstanding stock options and other incentive awards from the Bank in the nature of rights that may be exercised shall become fully exercisable and all restrictions on Executive’s outstanding awards of restricted stock shall lapse; and

(iv)          to the extent not theretofore paid or provided, the Bank shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Bank (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)           Death; Disability or Retirement.  If Executive’s employment is terminated by reason of Executive’s death, Disability or Retirement during the Employment Period, this Agreement shall terminate without further obligations to Executive or his legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 7(b) shall include, without limitation, and Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination.

(c)           Termination for Cause or Termination by Executive Except for Good Reason.  If Executive’s employment shall be terminated for Cause during the Employment Period, or if Executive voluntarily terminates employment during the Employment Period (except for Good Reason), this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (excluding the pro-rata bonus described in clause 2 of Section 7(a)(i)(A)) and the timely payment or provision of Other Benefits.

(d)           No Offset or Mitigation.  Executive shall be entitled, but not required, to seek and obtain other employment and/or work following any termination of employment, and no amounts or monies earned by Executive in such other employment or work shall be used to setoff or otherwise reduce the Bank’s payment obligations under this Section 7 or otherwise except as stated in Section 7(a)(ii) above.

8.             Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Bank and for which Executive may qualify, nor, subject to Section 15(g), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Bank.  Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Bank or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

9.             Certain Additional Payments by the Bank.

(a)           Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Bank to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)           All determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm selected by Executive and reasonably acceptable to the Bank as may be designated by Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Bank and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is reasonably requested by the Bank.  All fees and expenses of the Accounting Firm shall be borne solely by the Bank.  Any

Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Bank to Executive within five days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Bank and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Bank should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Bank to or for the benefit of Executive.

10.           Costs of Enforcement.  In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Executive shall be entitled to be paid any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys’ fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings.

11.           Representations and Warranties.  Executive hereby represents and warrants to the Bank that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive’s execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

12.           Restrictions on Conduct of Executive.

(a)           General.  Executive and the Bank understand and agree that the purpose of the provisions of this Section 12 is to protect legitimate business interests of the Bank, as more fully described below, and is not intended to eliminate Executive’s post-employment competition with the Bank per se, nor is it intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor.  Executive hereby acknowledges that the post-employment restrictions set forth in this Section 12 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement.  Therefore, subject to the limitations of reasonableness imposed by law, Executive shall be subject to the restrictions set forth in this Section 12.

(b)           Definitions.  The following capitalized terms used in this Section 12 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Competitive Position” means any employment with a Competitor in which Executive will use or is likely to use any Confidential Information or Trade Secrets, or in which Executive has duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Executive for the Bank;

“Competitive Services” means the provision of banking products and services similar in scope to those provided by the Bank and its subsidiaries as of the Effective Date.

“Competitor” means any Person engaged, wholly or in part, in Competitive Services.

“Confidential Information” means all information regarding the Bank, its activities, business or clients that is the subject of reasonable efforts by the Bank to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Bank, but that does not rise to the level of a Trade Secret.  “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Bank; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans.  “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Bank.  This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Determination Date” means the date of termination of Executive’s employment with the Bank for any reason whatsoever or any earlier date (during the Employment Period) of an alleged breach of the Restrictive Covenants by Executive.

“Person” means any individual or any corporation, partnership, joint venture, limited liability Bank, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person to whom the Bank has sold its products or services or solicited to sell its products or services during the twelve (12) months prior to the Determination Date.

“Protected Employees” means employees of the Bank who were employed by the Bank at any time within six (6) months prior to the Determination Date.

“Restricted Period” means the Employment Period and a period extending two (2) years from the Date of Termination.

“Restricted Territory” means the areas within a 25 mile radius of each banking office of the Bank immediately after the Effective Date.

“Restrictive Covenants” means the restrictive covenants contained in Section 9(c) hereof.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information:  (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under the common law or statutory law of the State of Georgia.

(c)           Restrictive Covenants.

(i)            Restriction on Disclosure and Use of Confidential Information and Trade Secrets.  Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Bank and its affiliated entities, and may not be converted to Executive’s own use.  Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Bank any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Bank.  Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Bank to any

Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Bank.  The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Bank’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Bank with prompt notice of such requirement so that the Bank may seek an appropriate protective order prior to any such required disclosure by Executive.

(ii)           Nonsolicitation of Protected Employees.  Executive understands and agrees that the relationship between the Bank and each of its Protected Employees constitutes a valuable asset of the Bank and may not be converted to Executive’s own use.  Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with the Bank or to enter into employment with any other Person.

(iii)          Restriction on Relationships with Protected Customers.  Executive understands and agrees that the relationship between the Bank and each of its Protected Customers constitutes a valuable asset of the Bank and may not be converted to Executive’s own use.  Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Bank, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on the Bank’s behalf during the twelve (12) months immediately preceding the termination of his employment hereunder.  For purposes of this Agreement, Executive had “Material Contact” with a Protected Customer if (a) he had business dealings with the Protected Customer on the Bank’s behalf; (b) he was responsible for supervising or coordinating the dealings between the Bank and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the customer as a result of his association with the Bank.

(iv)          Noncompetition with the Bank.  The parties acknowledge: (A) that Executive’s services under this Agreement require special expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers of the Bank; (B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Bank is placing him in such position and giving him access to such information in reliance upon his agreement not to compete with the Bank during the Restricted Period; (C) that due to his management duties, Executive will be the repository of a substantial portion of the goodwill of the Bank and would have an unfair advantage in competing with the Bank; (D) that due to Executive’s special experience and talent, the loss of Executive’s services to the Bank under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Executive is capable of competing with the Bank; and (F) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.  In consideration of the compensation and benefits being paid and to be paid by the Bank to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of the Bank, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Executive of any securities of the Bank or its affiliated entities for not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(d)           Enforcement of Restrictive Covenants.

(i)            Rights and Remedies Upon Breach.  In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Bank shall have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Bank and that money damages would not provide an adequate remedy to the Bank.  Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Bank at law or in equity.

(ii)           Severability of Covenants.  Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects.  The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants.  Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.  If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Bank and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

13.           Arbitration.  Any claim or dispute arising under this Agreement shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies.  The arbitration shall be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq.  The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages.  Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10.  Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

14.           Assignment and Successors.

(a)           This Agreement is personal to Executive and without the prior written consent of the Bank shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns.

(c)           The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.

15.           Miscellaneous.

(a)           Waiver.  Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)           Severability.  If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)           Other Agents.  Nothing in this Agreement is to be interpreted as limiting the Bank from employing other personnel on such terms and conditions as may be satisfactory to it.

(d)           Entire Agreement.  Except as provided herein, this Agreement contains the entire agreement between the Bank and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(e)           Governing Law.  Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f)            Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Bank:	Main Street Bank
Samuel B. Hay III, Chief Executive Officer
1121 Floyd Street
Covington, Georgia 30014
(if hand-delivered)

P.O. Box 1098
Covington, Georgia 30015-1098
(if mailed)

To Executive:	John T. Monroe
8295 High Hampton Chase
Alpharetta, Georgia 30022

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g)           Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(h)           Construction.  Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against any party.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

MAIN STREET BANK

By:	/s/ Samuel B. Hay III
Samuel B. Hay III
Chief Executive Officer

EXECUTIVE:

/s/ John T. Monroe
John T. Monroe

EXHIBIT A

Form of Release

THIS RELEASE (“Release”) is granted effective as of the         day of              ,       , by John T. Monroe (“Executive”) in favor of Main Street Bank (the “Bank”).  This is the Release referred to in that certain Employment Agreement dated as of         , 2002 by and between the Bank and Executive (the “Employment Agreement”).  Executive gives this Release in consideration of the Bank’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

1.             Release of the Bank.  Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Bank and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (“the Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Bank or any of its parents, subsidiaries, affiliates, or predecessors, and Executive.  It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Bank of its obligations to Executive under the Employment Agreement, the Merger Agreement or any other contractual obligations between the Bank or its affiliates and Executive, or any indemnification obligations to Executive under the Bank’s bylaws, articles of incorporation, Georgia law or otherwise.

2.             Release of Claims Under Age Discrimination in Employment Act.  Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.  It is understood that Executive is advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled.  It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

Executive agrees that he has carefully read this Release and is signing it voluntarily.  Executive acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Release for such full 21-day period prior to signing it.  Executive has the right to revoke this release within seven (7) days following the date of its execution by him.  However, if Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Bank any such payment received prior to that date.

EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.  EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

John T. Monroe

Date: